Exhibit 10.37
February 21, 2020
Robert Stewart
c/o JBG SMITH Properties
4747 Bethesda Avenue, Suite 200
Bethesda, MD 20814
Dear Rob:
This letter (this “Letter Agreement”) reflects our agreement to adjust your compensation program, commencing January 2020, to reduce your base salary and provide a greater percentage of your total compensation in the form of equity incentive awards, with your total compensation remaining the same.
To effectuate the foregoing, the Amended and Restated Employment Agreement dated as of June 16, 2017 between you and JBG SMITH Properties (the “Agreement”), is hereby amended as follows, effective as of January 1, 2020:

1.	Section 5(a) of the Agreement is amended in its entirety to read as follows:
Base Salary. Effective January 1, 2020, the Company will pay Executive a base salary at the rate of not less than $50,000 per year (“Base Salary”). Executive’s Base Salary will be paid in approximately equal installments in accordance with the Company’s customary payroll practices. Executive’s Base Salary shall be reviewed at last annually for possible increase, but not decrease. If Executive’s Base Salary is increased by the Company, such increased Base Salary will then constitute the Base Salary for all purposes of this Agreement.

2.	Section 5(c)(ii) of the Agreement is amended to add the following sentence at the end thereof to read as follows:
With respect to calendar year 2020, in addition to any grant otherwise awarded to Executive by the Compensation Committee of the Board in accordance with its normal grant practices, Executive shall receive an equity grant in the form of time-based long-term incentive units (“LTIP Units”), in an amount not less than $500,000 divided by the fair value of an LTIP Unit on the grant date, as determined in accordance with the Company’s standard procedures.

3.	Section 8(b)(i) of the Agreement is amended in its entirety to read as follows:
(i)    The “Severance Amount” will be equal to:
(A)    if such termination is following the execution of a definitive agreement the consummation of which would result in, or within two years following, a Change in Control of the Company (and such Change in Control does in fact occur) (a “Qualifying CIC Termination”), two times the sum of Executive’s: (x) $500,000, and (y) target Annual Bonus, payable in a lump sum within 60 days after the Date of Termination; or
(B)    if such termination is not a Qualifying CIC Termination, one times the sum of Executive’s (x) $500,000, and (y) target Annual Bonus, payable in equal installments over 12 months in accordance with the Company’s regular payroll procedures, commencing within 60 days after the Date of Termination.

4.	Section 8(e) of the Agreement is amended in its entirety to read as follows:
Nonrenewal of the Agreement by the Company. Upon notice to Executive of the Company’s intention to not renew the term of this Agreement, pursuant to Section 2, and conditioned upon the execution by Executive of the Release, which must become effective within 55 days following the Date of Termination,

Executive shall be entitled to receive (i) an amount equal to one times the sum of Executive’s (x) $500,000, and (y) target Annual Bonus, payable in equal installments over 12 months in accordance with the Company’s regular payroll procedures, commencing within 60 days after the Date of Termination, (ii) the Pro Rata Bonus, (iii) the Equity Vesting Benefits and (iv) the Unpaid Prior Year Bonus. Notwithstanding the foregoing, if upon mutual agreement with Executive to continue Executive’s employment with the Company, the Company repudiates the notice described in the preceding sentence, Executive shall not be entitled to any payments described in this Section 8(e). For the avoidance of doubt, following a nonrenewal of the Agreement by the Company, Executive shall continue to be subject to those provisions that survive the termination of this Agreement, including without limitation, those provided in Section 11.
Waiver of Good Reason. By signing below, you hereby waive any right to terminate your employment for “Good Reason,” as defined in Section 6(d) of the Agreement, due to the change in your compensation arrangement as set forth in this Letter Agreement.
Please acknowledge your acceptance and consent to the terms described in this Letter Agreement by signing below. You understand that these terms may not be amended or modified except in a writing signed by you and a duly authorized officer of the Company.

Regards,
JBG SMITH Properties

By:	/s/ Steven A. Museles
Name:	Steven A. Museles
Title:	Chief Legal Officer and Secretary

ACKNOWLEDGED, ACCEPTED AND AGREED TO this 21st day of February, 2020.

/s/ Robert Stewart
Robert Stewart